NeoStem

YOUR CELLS YOUR USE YOUR LIFE

July 7, 2010

Catherine M. Vaczy, Esq.
140 East 28th Street
Apartment #11C
New York, New York 10016

Dear Catherine:

We are pleased to enter into this extension (the "Extension") of your employment agreement dated as of January 26, 2007 (the "2007 Agreement"), as thereafter amended by amendments on January 9, 2008 and August 29, 2008 and reinstated and extended on July 8, 2009 (the 2007 Agreement as so amended and extended, the "Original Agreement"), with respect to your service to the Company as its Vice President and General Counsel. This Extension shall become effective (the "Effective Date") on the date that it is fully executed by you and the Company and shall modify the Original Agreement with respect to those different and additional terms as set forth below.

1. Your Base Salary for the first year of the Term shall be $211,000, which will be increased by ten percent (10%) on the one year anniversary of the Effective Date.
2. You shall receive a $50,000 cash bonus, half of which is payable upon the Effective Date and the remaining half of which is payable upon completion of an acquisition. During the second year of the Term, you shall receive a bonus in a minimum amount of $60,000.
3. During the Term, the Company will pay membership and annual dues for a club in New York of your choice that can be used for business entertainment, meetings, etc. in an amount not to exceed $5,000.
4. The "Term" as extended shall begin as of the Effective Date and continue through December 31, 2011.
5. You shall be granted on the Effective Date an option (the "Option") under the Company's 2009 Equity Compensation Plan (the "2009 Plan") to purchase 350,000 shares of the Company's Common Stock, which shall vest and become exercisable as to 100,000 shares on the one year anniversary of the Effective Date, 50,000 shares on December 31, 2011, and as to the remaining 200,000 shares upon the achievement of business milestones as determined by the Compensation Committee of the Board of Directors. The per share exercise price of the Option shall equal the closing price of the Common Stock on the Effective Date and the Option shall be subject to all the terms and conditions of the 2009 Plan.

6. The Company shall pay for the collection of your stem cells.

Terms not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement. Except as set forth herein the terms of the Original Agreement shall remain unchanged.

Very truly yours,

NeoStem, Inc.

By: [signature]
Name: Robin Smith
Title: CEO

[signature]
Catherine M. Vaczy